Exhibit 99.1

FOR IMMEDIATE RELEASE

C2 Communications Technologies Inc. Files Lawsuit Against Telecommunications Companies

Marshall, Texas, June 15, 2006 - C2 Communications Technologies Inc. (“C2”), a subsidiary of C2 Global Technologies Inc. (OTC-BB: COBT.OB) announced today that it has filed a patent infringement lawsuit against AT&T, Inc., Verizon Communications, Inc., Qwest Communications International, Inc., Bellsouth Corporation, Sprint Nextel Corporation, Global Crossing Limited, and Level 3 Communications, Inc. The complaint was filed in the Marshall Division of the United States District Court for the Eastern District of Texas and alleges that the defendants’ services and systems utilizing Voice over Internet Protocol (“VoIP”) infringe C2’s U.S. Patent No. 6,243,373, entitled “Method and Apparatus for Implementing a Computer Network/Internet Telephone System”.

C2 is represented in this litigation by Susman Godfrey, LLP and Monts & Ware, LLP.

C2 Global Technologies Inc. is a subsidiary of Counsel Corporation (TSX:CXS).

ABOUT C2 GLOBAL TECHNOLOGIES INC.
C2’s business is focused on licensing its patents, which include two foundational patents in Voice over Internet Protocol (“VoIP”) technology. C2 plans to realize value from its intellectual property by offering licenses to service providers, equipment companies and end-users that are deploying VoIP networks for phone-to-phone communications. For further information, please visit C2’s website at www.c-2technologies.com.

FORWARD-LOOKING STATEMENTS
Forward-looking statements in this release, including statements regarding any patent infringement lawsuit, are made pursuant to the safe harbor provisions of the federal securities laws. Information contained in forward-looking statements is based on current expectations as well as assumptions made by, and information currently available to, management. These expectations of future events are subject to certain risks and uncertainties as noted in our SEC and other regulatory filings and actual results may differ materially from the forward-looking statements. C2 Global Technologies Inc. does not undertake to update any such forward-looking statements or to publicly announce developments or events relating to the matters described herein.

Contact:	C2 Global Technologies Inc.
Stephen A. Weintraub
Executive Vice President, Secretary & CFO
(416) 866-3058
sweintraub@c-2technologies.com

Monts & Ware, LLP
Leslie D. Ware
Partner
(214) 744-5000